State House Distilling by Drink Mechanics

State House Distilling by Drink Mechanics aims to establish a 200-seat micro-distillery in Hartford, CT. Leveraging 40 years of experience, it intends to combine manufacturing, fine dining, craft drinks, live entertainment, modern Latin cuisine, and a unique 32-line draft system for craft cocktails.


State House Distilling
by
Drink Mechanics
EST. 2020

Invest

$120 minimum investment

DEADLINE: June 28, 2024

in 3 months

UNIT PRICE

$30

TOTAL RAISED

$0

VALUATION

$3,076,920

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

Our mission is to create unique and memorable guest experiences that facilitate a long-lasting impression and connection between the consumer and our brand.

State House Distilling is to become our flagship and crown jewel of Hartford as the city undergoes its massive revitalization effort.

As experienced hospitality professionals with over 40 years of experience in food & beverage, we'd been paying close attention to the Ready To Drink (RTD) category since the Summer Seltzer craze of 2018. Having built careers around the creation of hundreds of original cocktails, we couldn't help but feel there's a great deal of room for improvement in the quality of products offered in the RTD space. However, with so many barriers to entry (red tape, competition, startup costs) this idea was never more than a background thought...

Then, in 2020, we found ourselves in the middle of a global pandemic and governments around the world were adjusting on the fly, attempting to aid businesses of all sizes in surviving through some very trying times. Governor Ned Lamont of CT was one of many governors from around the country who passed an executive order that allowed for the delivery of alcoholic beverages via a standard bar/restaurant liquor license. We suddenly found ourselves in an unprecedented position where we could create and develop a line of canned craft cocktails that we could then deliver directly to customers. We purchased an ice cream truck and converted it into a mobile party unit delivery vehicle. This turned out to be a great way to launch, market test, and create instant brand awareness throughout CT. We saw immediate growth and it was clear that the public was responding positively to the superior quality of our products. ***Drink Mechanics had arrived!***


CATERING
DELIVERY
Drink Mechanics
drinkmechanics.com
@drinkmechanics
COCKTAILS CRAFTED & CANNED

Another "game changing" law that came into effect at that time allowed for **manufacturers of spirits to sell their products for on premise consumption while also being in possession of a restaurant permit.** This was done in an attempt to provide for the spirits industry the same means of revenue that the craft beer industry had already been experiencing for years. It was through these new laws that we identified **a unique opportunity to evolve our canned cocktail startup into a business model that had yet to be created anywhere...**

SUCCESS TO DATE

- **$100k in canned cocktail sales in our first year** on the wholesale market in CT
- Secured **$300k in grant money** from the city of Hartford to go towards build out
- Achieving shelf-stable scalability in our manufacturing while staying true to our craft cocktail roots of using only natural ingredients and real fruits
- ***Testimonials***
  – Hartford's Mayor Luke Bronin described this project as "transformational for the neighborhood."
  – Most common customer feedback: "I didn't know a canned cocktail could taste this good!"
  – At beer tasting festivals: "Drink Mechanics was the best thing I tasted today!"

PROBLEM

In today's rapidly evolving consumer landscape, three critical issues stand out, demanding immediate attention and innovative solutions:

Oversaturation of Low-Quality RTDs: The Ready-To-Drink (RTD) market is flooded with products that miss the mark. Consumers are overwhelmed by options that are either excessively sweet and unbalanced, suffer from oxidation and poor flavor, or are merely low-alcohol, flavored seltzers masquerading as cocktails. This gap in quality leaves a significant portion of the market unsatisfied and searching for a product that truly meets their expectations for a premium, well-crafted cocktail experience.

Excessive Wait Times in Craft Cocktail Bars: The craft cocktail scene is marred by a glaring issue: frustratingly long wait times. This problem tops the list of customer complaints, overshadowing the allure of expertly mixed drinks. Close behind are concerns about pricing and inconsistency in drink quality. Patrons are increasingly looking for a seamless, enjoyable experience that matches their investment of both time and money.

Underdeveloped Food and Beverage Options in Hartford, CT: As Hartford transitions from a commuter to a residential city model, the growth in its downtown residential population is outpacing the development of adequate food and beverage services. This imbalance has resulted in a community that is rapidly expanding but remains underserved, creating a pressing need for new and diverse culinary and drinking experiences that cater to the evolving demographic and lifestyle preferences of Hartford's residents.

Addressing these problems presents a significant opportunity to redefine the RTD and craft cocktail landscapes, providing high-quality, consistent, and accessible options that resonate with the modern consumer's palate and lifestyle needs.

SOLUTION

Join the Revolution of Craft Cocktails with State House Distilling by Drink Mechanics

Experience the Unmatched - A Cocktail Bar in a Can: Imagine sipping on expertly crafted cocktails made with original recipes, real fruits, and premium spirits, all conveniently packed in a can with a stronger ABV%. Thanks to our innovative techniques, we've mastered the art of shelf-stable, scalable production, bringing you the finest cocktail experience anytime, anywhere.

Craft Cocktails on Tap: Our custom draft system redefines the art of cocktail making. By offering high-end craft cocktails on tap, we ensure consistent quality and quicker service. As a distillery, we benefit from lower costs on raw materials through direct bulk purchases. This advantage means great savings that we happily pass on to you, our valued customers.

40+ Years of Hospitality Expertise: With over four decades of experience in the bustling nightlife and hospitality sectors of major cities like Los Angeles, we're excited to introduce a unique, premium bar experience to Hartford, CT and its surroundings. State House Distilling by Drink Mechanics is more than just a distillery; it's a destination.

State House Distilling - A 200-Seat Micro-Distillery and More: Envision a sprawling 8,000 sq ft space in downtown Hartford, blending upscale dining, craft beverages, and live entertainment with our distilling operations. Our founders bring their extensive background in hospitality, food & beverage, and nightlife to create unforgettable experiences for every guest.

Elevated Modern Latin Cuisine: Step into a culinary paradise with our modern Latin menu, filling a significant gap in Hartford's dining scene. Our bar showcases a custom 32-line draft system, delivering craft cocktails with flair and speed – perfect for creating those Instagram-worthy moments.

A Hub for Arts and Entertainment: At State House Distilling, we're passionate about fostering local talent in music, comedy, dance, and spoken word. Positioned between NYC and Boston, we're also a prime location for hosting renowned artists in intimate settings. Additionally, we'll feature the works of local visual artists prominently throughout our space.

Expanding Horizons: Our vision extends beyond Hartford. We plan to replicate our unique micro-distillery model in other markets, ensuring the Drink Mechanics brand offers a local feel, no matter where you are.



Renderings

PRESS

- **Beverage Journal**
  Connecticut Bartenders Launch Drink Mechanics Canned Line
- **CT Insider**
  Drink Mechanics delivers craft cocktails to your door in a former ice cream truck
- **We-ha.com**
  Aaron Stepka holds a delivery of Drink Mechanics cocktails and Coco's Cookies.
- **CT Bites**
  30+ Connecticut Local Canned Cocktails, Spritzers, + Hard Seltzers (2023 Guide)
- **CT Post**
  Some CT businesses flourished during pandemic due to loosened liquor regulations


Drink Mechanics
CRANSMISSION

BUSINESS MODEL

Restaurant and bar sales

– Modern latin cuisine and craft cocktails and beers for on premise consumption
– 1-2 ghost kitchen concepts for delivery and take-out only

Retail sales

– Canned-cocktails to-go
– Seasonal & limited release bottles of barrel-aged cocktails
– Apparel
– Recipe books
– At-home cocktail kits

VIP Memberships

– Bottle locker on premise
– Exclusive discounts
– Annual “thank-you” dinner

Manufacturing

– Manufacturing and wholesale distribution of canned and bottled cocktails
– Co-packing canning and/or bottling services for other brands outside of our ownership

Private Events & Catering

– Private event capacities for 20-200 people
– Access to outdoor State House Square Commons for larger, organized events like Art Showcases, Beer Festivals, and Concerts
– Off-site catering deliveries

MARKET

Recent creation of a "Craft Cafe Permit" allows CT-based breweries and distilleries to sell alcoholic beverage products that they don't produce themselves, provided those products are also produced in CT. There are over 150 breweries in CT that become potential wholesale customers as a result.

It took us roughly a year to find the right space that could check all of the boxes for our wide set of needs; manufacturing, retail, bar, restaurant, and live entertainment all needed to be viable within a single space that is centrally located within the state and within a relatively dense population for foot traffic.

Finding ourselves in an industrial park, like so many craft breweries, was not an acceptable approach. We aimed to create a game changing institution and we discovered the foundation for that in State House Square in downtown Hartford, CT...

Downtown Hartford was hit especially hard by the pandemic. Over the past several decades, its economy has relied heavily upon the commuters who work primarily in the insurance, finance, and law offices located throughout the neighborhood. When all those commuters began working from home, the local economy came to a halt. Furthermore, given that many of these workers were at least as equally productive from home as they were in the office, many of the largest firms downtown began plans to downsize or shift to hybrid staffing/scheduling models permanently.

It is well understood by the local government that it is unlikely for many of these businesses to renew their leases on office space when their terms come to an end. The city knows that it must shift from the old model of relying on these office goers to support the local economy, to one of a full-time residential city. **We are already seeing the beginnings of this shift:**

- As of 02/15/2022, there are 2400+ new residential units and 100,000 sq ft of new retail space, including a much needed supermarket, either already under construction or approved with funding and planned over the next 5 years in downtown.
- Hartford has established a retail incentive program (HARTLIFT) where it is planned to utilize a portion of federal Covid relief dollars to match investment dollars put into developing retail property by owners and/or tenants downtown. ***We've been approved by the city to receive a grant of $300k in matching funds, which Mayor Luke Bronin had also committed to us and to the owners of State House Square at our meeting in October of 2021, deeming the project "transformational" for the neighborhood.***


U.S. Ready To Drink Cocktails Market
Size, by Alcohol Base, 2020 - 2030 (USD Million)
GRAND VIEW RESEARCH
$174.2M
$189.6M
2020
2021
2022
2023
2024
2025
2026
2027
2028
2029
2030
Wine-based
Spirit-based
Malt-based
13.3%
U.S. Market CAGR, 2023 - 2030
Source: www.grandviewresearch.com

Grand View Research

We also analyzed a great deal of data from the US Census Bureau. We focused our analysis on data collected specifically for area code 06103, which is the heart of downtown Hartford and walking distance to State House Square. It has been witnessed across the state that people are willing to travel great distances to random locations for craft beverage businesses like breweries. While it is safe to assume we will see plenty of business from these "destination seekers," it is difficult to predict just how much business will be done this way. Downtown Hartford has 6 large event venues that draw people to the neighborhood in their own right but, for analytical purposes, **we are far more interested in analyzing the potential business that can be done within our neighborhood on a consistent basis. Here is what we found** (sources 1 and 2):

- From 2010-2020, the population of Hartford as a whole declined by 3% but the population of downtown increased by 53%.
- In that same time period, the number or residential units increased by 55%.

- In that same time period, the residential vacancy rate declined from 22% to 17%. During the pandemic, the vacancy rate rapidly declined even further to 10%, with developers and realtors both citing remote workers relocating from larger cities like New York and Boston.

- As of 2020…
  a) 70% of the population downtown was unmarried
  b) 82% of the population downtown was without children
  c) The average age was 35, the median age was 32
  d) 87.1% of the working population downtown was white collar
  e) Residents are primarily between the ages of 25-44 and with a median annual net income of $46k


17
CONFIDENTIAL
2022 Retail Report
How much ready-to-drink cocktails (RTDs) inventory do you expect to carry next year?
Looking ahead, 63% of respondents expect to carry more RTD inventory next year, with a mere 13% planning to stock less. And overall, RTDs trail only tequila, bourbon and scotch among categories retailers plan to stock more next year.
3.3%
12.7%
20.9%
63.1%
More than I did this year
Less than I did this year
Not sure
N/A (I don't carry hard seltzer)
How much hard seltzer do you expect to carry next year?
Despite reports of hard seltzer's growth slowdown, the flavored malt alternative has clearly established its place in the category, with 49% of retailers surveyed planning to carry more hard seltzer next year.
18.7%
28.0%
49.4%
More than I did this year
Less than I did this year
Not sure
N/A (I don't carry hard seltzer)
DRIZLY

BevCalInsights

As residents of downtown Hartford ourselves, we can also say without hesitation that the neighborhood is currently grossly underserved in terms of amenities like retail, bars, restaurants, markets, etc. There are many more retail vacancies now than there were prior to the pandemic. **We strongly believe that now is the time to strike a golden opportunity on the ground floor.**

TEAM

Be Part of Our Journey!

This is your opportunity to be part of an incredible venture. Join us in reshaping the craft cocktail landscape and bring a piece of nightlife innovation to your community. Your support will help us turn this vision into a vibrant reality. Cheers to crafting the future together!



Aaron Stepka
CEO

– 20 years in hospitality
– BA in Economics from Colby College
– 10 years Food & Beverage consulting
– Bar & Restaurant design
– Menu Creation
– Staff training & Systems implementation



Taylor Gillaspie
COO

– Grew up in the restaurant business
– Family owned Cottonwood Cafes in Boston area (90s-00s)
– Managed some of the most prominent cocktail bars in Los Angeles, CA



Dylan Specacek
CFO

– 11 years experience in hospitality
– CT-born and raised with strong ties to the community
– 4 years experience in finance



Ricardo "Richie" Lopez
Executive Chef

Peruvian-American, moved to Los Angeles from Lima at the age of 20 where he got his start working under acclaimed chef Ricardo Zarate. Richie went on to open modern Peruvian restaurant Picca, as Sous Chef and then Chef-De-Cuisine in opening the Nikkei-style restaurant, Paiche. 2019 saw the birth of his own restaurant, Yapa, a Los Angeles Times "favorite restaurant". Richie is currently consulting for Culinary Lab, a Los Angeles-based restaurant and hospitality group.

USE OF PROCEEDS

If the offering's maximum amount of $360,000 is raised:

Use	Value	% of Proceeds
Legal/Administrative fees	$60,000	16.7%
Construction costs	$182,360	50.7%
Equipment purchases	$100,000	27.8%
Intermediary fees	$17,640	4.9%

TERMS

This is an offering of members interest units, under registration exemption 4(a)(6), in State House Distilling Company LLC, doing business as State House Distilling by Drink Mechanics . This offering must raise at least $10,000 by June 28, 2024 at 11:59am ET. If this offering doesn't reach its *target*, then your money will be refunded. State House Distilling by Drink Mechanics may issue additional securities to raise up to $360,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

114,564 units
× $30 per unit

$3,436,920 implied valuation

FINANCIALS

State House Distilling by Drink Mechanics 's official name is State House Distilling Company LLC, so that's the name that appears in the statements below.

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Facebook

UPDATES

Apr 5, 2024 • Primary offering of 12,000 units at $30

ASK A QUESTION

Proofread your comment before submitting: once it's posted, you can't edit or delete it. Investors are advised to review our Discussion Board Policy before submitting a comment. For the fastest help with the web site, email help@netcapital.com instead of commenting.

Type your question or comment here

Post

Looking to raise capital?
We can help turn your friends, family and customers into investors.

Learn more

Interested in more investment opportunities?
Browse all offerings currently available.

See more

hello@netcapital.com
+1 (617)-231-9270